NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 30, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 19, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization of BanColombia S.A. into Grupo Cibest S.A. became effective on May 19, 2025. Shareholders of BanColombia S.A. (CUSIP: 05968L102, old) received a number of ADSs in Grupo Cibest S.A. equivalent to the number of ADSs held immediately prior to the closing of its Reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE of BanColombia S.A. (CUSIP: 05968L102, old) and does not affect the continued listing on NYSE of Grupo Cibest S.A . (CUSIP: 40090E106, new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 19, 2025.